UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	March 2, 2011 (February 24, 2011)
CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24525	36-4159663

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

3280 Peachtree Road, N.W., Suite 2300, Atlanta GA	30305

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(404) 949-0700
n/a

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	— Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On February 24, 2011, the Compensation Committee of the Board of Directors of the Company, after review and consideration of the Company’s overall and relative financial performance for fiscal year 2010 and an assessment of the individual and relative performance of the executive officers of the Company during 2010, in consultation with Lewis W. Dickey, Jr., Chairman, President and Chief Executive Officer, approved discretionary short-term bonus awards, which were paid half in cash and half in awards of unrestricted shares of Class A Common Stock issued in accordance with the Company’s 2008 Equity Incentive Plan. The awards were made to the following officers in the amounts specified: John W. Dickey, Executive Vice President and Co-Chief Operating Officer: $290,000, consisting of $145,000 in cash and 29,775 shares of Class A Common Stock; Jon G. Pinch, Executive Vice President and Co-Chief Operating Officer: $240,000, consisting of $120,000 in cash and 24,641 shares of Class A Common Stock; J.P. Hannan, Senior Vice President, Treasurer and Chief Financial Officer: $100,000, consisting of $50,000 in cash and 10,267 shares of Class A Common Stock; and Richard S. Denning, Senior Vice President, Secretary and General Counsel: $75,000, consisting of $37,500 in cash and 7,701 shares of Class A Common Stock. With respect to Mr. L. Dickey, in accordance with the terms of Mr. L. Dickey’s employment agreement, the Compensation Committee awarded him an annual bonus of $939,960, of which $733,200 was awarded based on satisfaction of performance criteria established by the Compensation Committee at the beginning of 2010, and $206,760 was a discretionary award based upon an assessment of his individual and relative performance during 2010. The aggregate amount of the bonus awarded to Mr. L. Dickey consists of $469,980 in cash and 96,506 shares of Class A Common Stock. The number of shares of Class A Common Stock issued to each of these officers in connection with the bonus awards was based upon the closing price of the Class A Common Stock on The Nasdaq Stock Market on February 24, 2011, the date on which the awards were made.
     In addition, the Compensation Committee approved long-term incentive awards of 320,000 shares of restricted common stock, pursuant to the Company’s 2008 Equity Incentive Plan, to Mr. L. Dickey. The awards were made in accordance with Mr. L. Dickey’s employment agreement, and were comprised of 160,000 time-vested shares (vesting at a rate of 80,000 shares on the second anniversary of the date of grant, and 40,000 shares on each of the third and fourth anniversary of the date of grant) and 160,000 performance-based shares, all of which would vest in accordance with the terms and conditions of the employment agreement and the Company’s 2008 Equity Incentive Plan, on February 24, 2014. The Compensation Committee also approved awards of restricted common stock, pursuant to the Company’s 2008 Equity Incentive Plan, for each of the named executive officers below in the following aggregate amounts: Mr. J. Dickey, 80,000 time-vested shares; Mr. Pinch, 50,000 time-vested shares; Mr. Hannan, 15,000 time-vested shares, and Mr. Denning, 25,000 time-vested shares. Each of these awards vests at a rate of 50% of the award on the second anniversary of the date of grant, and 25% of the award on each of the third and fourth anniversary of the date of grant.

     The Compensation Committee also reviewed the three-year performance criteria established in February 2008 for the 160,000 performance-based shares of restricted stock awarded to Mr. L. Dickey on February 8, 2008. The vesting conditions for those restricted shares required that the Company achieve specified financial performance targets for the three-year period ending December 31, 2010. The specified threshold was not achieved for that cycle. Nevertheless, the Compensation Committee determined that in light of the unprecedented adverse developments in the economy in general, and the radio industry in particular, particularly during 2008 and 2009, it would be appropriate to modify the performance requirements and extend the vesting period so that Mr. L. Dickey would retain the ability to achieve vesting on those shares of restricted stock if the revised performance criteria were achieved. Accordingly, and effective as of February 24, 2011, the terms of Mr. L. Dickey’s 2008 performance-based restricted stock award of 160,000 shares were amended to provide that those shares would vest in full on February 24, 2014 if the Company achieves specified financial performance targets for the three year period ending December 31, 2013.
     Finally, the Compensation Committee approved the 2012 annual short-term incentive opportunity for Mr. L. Dickey, for performance in 2011 in accordance with his employment agreement. After review of management’s 2011 operating budget, the Compensation Committee established certain criteria that would allow Mr. L. Dickey to earn a cash bonus of between $493,500 and $987,000 if certain financial performance target levels are achieved for 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.
By:	/s/ J.P. Hannan
	Name:	J.P. Hannan
	Title:	Senior Vice President, Treasurer and Chief Financial Officer

Date: March 2, 2011